ACQUISITION AGREEMENT

     This Acquisition Agreement is made this 18 day of December, 2000, between Pannonian Energy, Inc. ("Pannonian"), a Delaware corporation whose address is 6400 South Fiddler's Green Circle, Plaza Tower One, Suite 180, Englewood, Colorado 80111, and Phillips Petroleum Company ("Phillips"), a Delaware corporation whose address is 6330 West Loop South, Bellaire, Texas 77401.

     1. The Prospect Area. The term "Prospect Area," as used in this Agreement, means the following area in Uintah and Duchesne Counties, Utah:

               Sections 13-36 of Township 9 South, Range 19 East; S/2 of Township 9 South, Ranges 15, 16, 17 and 18 East; and All of Township 10 South, Ranges 15, 16, 17, 18 and 19 East.

          Within the Prospect Area,

               Pannonian owns one State lease and four Federal leases (the "Existing Leases") that are specifically described in Schedule 1 to this Agreement, covering approximately 4,098.19 acres and further described on Exhibit "A" attached to and made a part hereof by this reference;

               Pannonian is the farmee under a Farmout Agreement dated May 1, 2000 (as amended by three separate amendments dated September 7, 2000, September 12, 2000, and November 15, 2000, (the "Medallion Farmout") from Medallion Exploration, as farmor, covering approximately 1,780.12 acres and further described on Exhibit "B" attached to and made a part hereof by this reference;

               Pannonian is the farmee under a Farmout Agreement dated September 12, 2000 (the "Shenandoah Farmout") from Shenandoah Operating Company and Pendragon Energy Partners, as farmors, covering approximately 25,422.70 acres and further described on Exhibit "C" attached to and made a part hereof by this reference;

               Pannonian is negotiating a farmout agreement (the "Proposed Yates Farmout") with Yates Petroleum Corporation and others, as farmors, which is anticipated to cover approximately 320 acres;

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               Pannonian is negotiating a farmout agreement (the "Proposed
               Inland Resources Farmout") with Inland Resources, Inc., as farmor, which is anticipated to cover certain as yet undetermined interests held by Inland Resources, Inc.; and

               Pannonian is negotiating an agreement for the acquisition of leases covering approximately 12,000 acres, insofar as such leases cover depths from the top of the Mancos formation to the center of the earth (the "Hill Leases"), from Gilman A. Hill, although Pannonian now has only an oral right of first refusal in respect of these leasehold interests.

          The term "Contracts," as used in this Agreement shall mean the Medallion Farmout and Shenandoah Farmout, and, if actually obtained by Pannonian, the Proposed Yates Farmout and Proposed Inland Resources Farmout. The term "Contracts" does not include any current or future agreement that may be reached between Pannonian with Gilman A. Hill concerning the Hill Leases.

     2. Cash Payment and Grant of Exclusive Rights. Phillips shall, within two business days after the date of this Agreement, pay $1,000,000 to Pannonian by electronic funds transfer to an account designated by Pannonian. In consideration of this payment, Phillips shall have the exclusive right to earn an undivided 80% interest in the Existing Leases and the Contracts upon the terms and conditions set forth below. In addition, Pannonian agrees, while this Agreement remains in effect, not to create against the interest which may be earned by Phillips under this Agreement any liens, encumbrances, overriding royalties or other burdens against any of the Contracts or Leases or to assign or transfer any interest in the Contracts or Existing Leases to any third party, unless such party expressly assumes and agrees to be bound by this Agreement.

     3. Obligation Wells and Special Intermediate Well.

         3.1 General. At its sole risk and expense, Phillips shall drill to a depth of 12,700 feet or at least 500' below the base of the Mesaverde Formation, whichever is the lesser, (the "Objective Depth") and complete (equipped to flow, if capable of commercial production, or plugged, abandoned and reclaimed, if not capable of commercial production) two Obligation Wells (the "Obligation Wells") within the Prospect Area, as more fully described below. The base of Mesaverde shall be defined as the stratigraphic equivalent of 10,804'md seen on the Compensated Neutron- Density log of the Pacific Gas Transmission Natural #1-2, Sec.2, 10S 20E, Uintah Co., Utah. While not an Obligation Well, Phillips is also required to indicate whether it wishes to drill the second earning well on the Medallion Farmout, as discussed below in Paragraph 3.3.

          3.2 First Obligation Well: Medallion Farmout. On or before January 31, 2001, Phillips shall commence the actual drilling of the first of these two Obligation Wells at a legal location in Section 29, Township 9 South, Range 19 East, on lands covered by the Medallion Farmout. Drilling, testing, completing and, if warranted, equipping operations shall be continuously prosecuted thereafter, with all operations and ancillary activities in connection with this well conducted in strict compliance with the Medallion Farmout. Phillips shall simultaneously provide copies of all information required by Medallion under the Medallion Farmout to both Medallion and Pannonian.

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          3.3 Special Intermediate Well: Medallion Farmout. Under the terms of the Medallion Farmout, the drilling of the first Obligation Well on lands covered by the Medallion Farmout will trigger an obligation on Pannonian to drill another well if Pannonian wishes to earn interests in all of the lands covered by the Medallion Farmout. This second earning well under the Medallion Farmout is not an Obligation Well under this Agreement, but Phillips must, within 90 days after release of the drilling rig from the first Obligation Well, provide Pannonian notice of whether Phillips wishes to drill the second earning well under the Medallion Farmout and complete (equipped to flow, if capable of commercial production, or plugged, abandoned and reclaimed, if not capable of commercial production) such well.

               If Phillips does not wish to drill this well or if Phillips fails to provide the required notice to Pannonian within 90 days after rig release from the first Obligation Well, then the Medallion Farmout shall cease to be subject to this Agreement and, from and after the date of the notice, shall no longer be included within the meaning of the term "Contract" as used herein. Pannonian may then attempt to drill this second earning well for its own account, although Phillips will have no liability to Pannonian if Pannonian is unable to do so under these circumstances. In addition, if Pannonian does timely drill this second earning well and if this second earning well is also located by Pannonian in Section 29, Township 9 South, Range 19 East, then the assignment earned by Phillips from Pannonian under this Agreement will, notwithstanding anything to the contrary in Paragraph 3.5, be limited to the 320-acre half-section in which Phillips drilled the first Obligation Well, and Pannonian will retain (or receive a reassignment from Phillips of) the 320-acre half-section in which Pannonian drills the second earning well. Phillips and Pannonian do not now indicate whether these 320-acre half sections will be determined on a lay-down or stand-up basis, but do agree that the half-sections will be determined in such a manner that Phillips will not be entitled, by involuntary pooling or otherwise, to participate in the costs of, or the production from, the second earning well drilled by Pannonian.

               If Phillips does provide the required notice to Pannonian within 90 days after rig release from the first Obligation Well, indicating that it wishes to drill this second earning well under the Medallion Farmout, then Phillips, at its sole risk and expense, must drill, complete and equip this second earning well within the time and in the manner required by the Medallion Farmout.

          3.4 Second Obligation Well: Shenandoah Farmout. On or before August 31, 2001, Phillips shall commence the actual drilling of the second of the two Obligation Wells at a legal location on lands covered by the Shenandoah Farmout. Drilling, testing, completing and, if warranted, equipping operations shall be continuously prosecuted thereafter, with all operations and ancillary activities in connection with this well conducted in strict compliance with the Shenandoah Farmout. Copies of all information required by the farmors under the Shenandoah Farmout shall simultaneously be provided by Phillips to both the farmors and Pannonian.

               The Shenandoah Farmout currently requires that the first well thereunder be commenced no later than March 31, 2001, but allows an extension until August 31, 2001 upon the payment to the farmors of $250,000. Pannonian hereby undertakes to seek an amendment of the

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Shenandoah  Farmout removing or reducing the required $250,000 amount,  although
Pannonian can provide no assurance that it will be successful in so doing. If Phillips does not commence this second Obligation Well by March 31, 2001, then the $250,000 extension amount (or any lesser amount to which the farmors may agree) shall be paid 80% by Phillips and 20% by Pannonian.

               Moreover, Pannonian undertakes to seek (but does not promise that it will succeed in securing) a further amendment of the Shenandoah Farmout so that an earning well drilled thereunder on lands covered by a lease expiring within six months after the commencement of drilling operations and located in Sections 4, 5, 6, 7, 8, 9, 16, 17 or 18, Township 10 South, Range 18 East, will earn all interests promised by the Shenandoah Farmout in that nine section block, so that the well need not be located in the center of the nine section block.

               Finally, Pannonian undertakes to seek (but does not promise that it will succeed in securing) an amendment of the Shenandoah Farmout rendering the call on production contained in Section 14 of the Shenandoah Farmout inapplicable in its entirety to any interest that Phillips may earn or acquire in lands covered by the Shenandoah Farmout.

          3.5 Earned Interest. If Phillips drills, completes and, if warranted, equips both of the two Obligation Wells in compliance with the terms of this Agreement and the terms of the Medallion Farmout or Shenandoah Farmout, as applicable, then Pannonian shall assign to Phillips 80% of the leasehold interest which Pannonian is assigned by the concerned farmor in the 640-acre section in which each Obligation Well was drilled, subject to existing landowner royalties, overriding royalties, conversion and back-in rights, as well as to Pannonian's reservation of 1% of 8/8ths overriding royalty interest as provided in Paragraph 8 below, subject to proportionate reduction. Phillips recognizes that no leasehold interest will be assigned to Pannonian under the terms of either the Medallion Farmout or the Shenandoah Farmout in connection with a dry hole; instead, a well must be capable of producing in paying quantities in order for Pannonian to earn an interest under the Medallion Farmout and in commercial quantities in order for Pannonian to earn an interest under the Shenandoah Farmout.

               In addition, if Phillips drills, completes and, if warranted, equips both of the two Obligation Wells and also drills, completes and equips the second earning well under the Medallion Farmout, then Pannonian shall assign to Phillips 80% of the leasehold interest it receives from Medallion in the 640-acre section in which such second earning well was drilled, subject to existing landowner royalties, overriding royalties, conversion and back-in rights, as well as to Pannonian's reservation of 1% of 8/8ths overriding royalty interest as provided in Paragraph 8 below, subject to proportionate reduction.

     4. Option Wells.

          4.1 General. If Phillips drills, completes and, if warranted, equips both of the two foregoing Obligation Wells in compliance with the terms of this Agreement and the terms of the Medallion Farmout or Shenandoah Farmout, as applicable, then Phillips may, within 90 days after

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release of the drilling rig from the second Obligation Well, provide Pannonian notice of its desire to drill Option Wells (the "Option Wells") to the Objective Depth on lands covered by the Existing Leases or the Contracts and to complete (equipped to flow, if capable of commercial production, or plugged, abandoned and reclaimed, if not capable of commercial production) such wells as more fully described below; provided, however, that if any Option Well is drilled within one mile of a well which previously logged the Mancos formation but which was not completed in the Mancos formation, then the Objective Depth for such well shall be limited (if Phillips so desires) to the depth required by the Contract covering the drill site for such well or, if such well is drilled on an Existing Lease, then at least to the base of the Mesaverde formation, as defined in Paragraph 3.1.

               If Phillips does not provide the required notice to Pannonian within 90 days after rig release from the second Obligation Well, then this Agreement (other than any reassignment obligation in respect of the Hill Leases as set forth in Paragraph 7) shall terminate.

               If Phillips does provide the required notice to Pannonian within 90 days after rig release from the second Obligation Well, then Phillips shall have the right to drill, complete and equip Option Wells, at its sole risk and expense, subject to the terms set forth below.

          4.2 Option Well Requirements. Each Option Well shall be drilled in strict compliance with the Existing Lease or with the Contract that covers the drill site. The first Option Well may not be drilled on an Existing Lease, but must be drilled as an earning well under a Contract.

               Preservation of the earning rights under the Contracts is of paramount importance to Pannonian. Consequently, if Phillips is willing to drill as an Option Well a well necessary to keep Pannonian's earning rights under a Contract in effect, then Phillips must notify Pannonian of this decision promptly after it is made, but in no event less than 90 days after rig release from the preceding earning well, as applicable. If Phillips gives such notice, then drilling the well necessary to keep the earning rights under the concerned contract well will conclusively become a fixed obligation of Phillips.

               If Phillips does not send such a notice at least 90 days after rig release from the preceding earning well, then the concerned Contract, except as to the interest earned, shall thereupon cease to be subject to this Agreement and, from and after the date of the notice, shall no longer be included within the meaning of the term "Contract" as used herein. Pannonian may then attempt to drill the required well for its own account, although Phillips will have no liability to Pannonian if Pannonian is unable to do so under these circumstances.

               Subject to the foregoing, actual drilling of each Option Well must be commenced within the time allowed by the applicable Contract, but no Option Well may be commenced after March 1, 2002. Phillips shall simultaneously provide copies of all information required under the applicable Contract to both the farmor and to Pannonian. If an Option Well is drilled on an Existing Pannonian Lease rather than on lands covered by a Contract, then Phillips shall provide Pannonian such information and at such times as if the concerned well were being drilled on lands covered by the Medallion Farmout.

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          4.3 Earned Interest. If Phillips drills, completes and, if warranted, equips an Option Well in compliance with the terms of this Agreement and the terms of any applicable Contract, then Pannonian shall assign to Phillips 80% of the leasehold interest that is assigned by the concerned farmor (or 80% of its interest in the concerned Existing Lease) in the 640-acre section in which each Option Well was drilled, subject to landowner royalties, overriding royalties, conversion and back-in rights of record or of which Phillips has actual knowledge at the date of this Agreement, as well as to Pannonian's reservation of an additional overriding royalty interest, subject to proportionate reduction, in accordance with the schedule set forth in Paragraph 8, below.

     5. Work Commitment To Earn.

          When Phillips has expended $8,000,000 in connection with all drilling operations, completing, equipping wells and building of flow lines to the point of sale under this Agreement, then Phillips shall have the right, within 30 days after it has expended the full amount of $8,000,000, to purchase 80% of Pannonian's interest, subject to Pannonian's reservation of an overriding royalty interest as set forth in Paragraph 8 below, in all of the Existing Leases and Contracts (except to the extent such Existing Leases or Contracts cover lands previously earned by Phillips by drilling Obligation or Option Wells or lands which are then being earned by the drilling of an Option Well which already has been commenced) by assigning, without warranty of the title of any kind, express or implied, to Pannonian 100% of the Wasatch Formation and 20% of other depths of Phillips' interest in Federal Lease UTU-018260-A, and U-05148 if Phillips holds title to this lease, but reserving to Phillips an overriding royalty interest (subject to proportionate reduction) equal to the difference between 19% and all landowner royalties, overriding royalties, and other burdens of record at the date hereof. The Wasatch Formation shall be defined as that interval from the stratigraphic equivalent of 5303'md down to the stratigraphic equivalent of 8588'md seen on the Gr-Dual Laterolog of the Mapco Federal 7-25A well, sec.25, 9S-18E, Uintah Co., Utah. As soon as Phillips has expended a cumulative total of $8,000,000 in connection with drilling, completing and equipping the Obligation and Option Wells described hereinabove, Pannonian shall become responsible for its 20% share of all subsequent drilling, completing and equipping expenses in connection with Option Wells which are not yet drilled to total depth, completed or equipped and bear its share of operations on existing wells. However, if Phillips is in compliance with the well performance requirement of this Agreement but has not met its spending obligation as set forth above, Phillips may elect to pay in cash to Pannonian the difference between its actual expenditures and the expenditure obligation amount on or before April 1, 2002 and by making such cash payment Phillips shall be deemed to have satisfied its spending obligation.

          If Phillips does not expend $8,000,000 of its funds as provided above by April 2, 2002 under this Agreement, then this Agreement (other than the assignment obligation as to each Obligation Well and Option Well which has been drilled by Phillips and any reassignment obligation in respect of the Hill Leases as set forth in Paragraph 7) shall terminate.

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     6. Limitation to Earned Interest

     Insofar as lands subject to the Existing Leases, Medallion Farmout and Proposed Yates and Inland Farmouts that are located within Townships 9 and 10 South, Range 19 East of the Prospect Area, any assignment earned by Phillips shall be limited to depths below the base of the Wasatch Formation. The Base of the Wasatch, also being the Top of Mesaverde, is defined as the Stratigraphic equivalent of 8588'md seen on the Gr-Dual Laterolog of the Mapco Federal 7-25A well, sec.25, 9S-18E, Uintah Co., Utah.

     7. The Hill Leases. On or before December 22, 2000, Pannonian shall advise Phillips of the best terms it believes it will be able to secure in connection with an acquisition of the Hill Leases from Gilman A. Hill and, on or before January 5, 2001, Phillips will advise Pannonian whether it wishes to participate in such acquisition.

          If Phillips provides timely notice that it wishes to participate in such acquisition, then Pannonian shall endeavor to conclude an acquisition agreement on the indicated terms with Gilman A. Hill on behalf of both Pannonian and Phillips. Phillips shall pay 100% of all cash amounts due Mr. Hill under such agreement (but not more than the amount previously indicated by Pannonian) and shall receive an undivided 80% interest in all leasehold interests acquired from Mr. Hill, but subject in all cases to a grant or reservation, as appropriate, of an additional 1% of 8/8ths overriding royalty interest (subject to proportionate reduction) in favor of Pannonian. If, however, Phillips thereafter fails timely to fulfill the Work Commitment to Pannonian as described in Paragraph 5, Phillips shall promptly assign all of its right, title and interest without warranty of title in the Hill Leases to Pannonian for a total aggregate cash consideration of $10.

          If Phillips fails to provide timely notice that it wishes to participate in such acquisition, then Pannonian shall have the unfettered right to conclude an acquisition agreement on terms no less favorable to Mr. Hill than those previously indicated by Pannonian. Any such acquisition by Pannonian from Mr. Hill shall be for the sole account of Pannonian, and Phillips shall have no right to acquire any interest in the Hill Leases from Pannonian.

     8. Pannonian Overriding Royalties. Any leasehold interest which may be assigned by Pannonian to Phillips as a result of Phillips' successful drilling, completing and equipping of the Obligation Wells or Option Wells and any leasehold interests in the Existing Leases or Contracts which may be assigned by Pannonian to Phillips following satisfaction of the Work Commitment described in Paragraph 5 will be subject to the reservation by Pannonian of an overriding royalty interest (exclusive of other outstanding burdens, but subject to proportionate reduction) determined in accordance with the following schedule:

          5.0% overriding royalty on production under the terms of the Existing Leases that were obtained by Pannonian as the original lessee;

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          0.5% overriding royalty on production under the terms of the Existing
          Leases that were obtained by Pannonian as the assignee of Retamco Operating, Inc.;

          1.0% overriding royalty on production under the terms of leases that are obtained under the Medallion Farmout, the Shenandoah Farmout and, if actually obtained by Pannonian, the Proposed Inland Resources Farmout;

          1.0% overriding royalty on production under the terms of the Hill Leases and any other leases or contracts for the acquisition of leases in the Prospect Area that may be obtained by Pannonian after the date of this Agreement; provided, however, that any such leases or contracts obtained by Pannonian shall automatically be added to the definition of Existing Leases and thereby be made subject to this Agreement; and

          No overriding royalty on production under the terms of leases that are obtained under the Proposed Yates Farmout.

If any lease in the Prospect Area is ever assigned directly into Phillips and Pannonian by a farmor under a Contract (for example, after the satisfaction of the Work Commitment by Phillips), then the applicable overriding royalty may be created by a grant from Phillips, rather than a reservation by Pannonian. The intention is that Pannonian shall receive the foregoing overriding royalties on production under all leases obtained under the Contracts, whether such overriding royalties are best created by grant or reservation.

     9. Covenants.

          9.1 Delay Rentals. While this Agreement remains in effect, Phillips shall reimburse Pannonian 80% of all delay rentals paid by Pannonian to maintain the Existing Leases in effect, as well as 80% of all delay rentals or delay rental reimbursements that Pannonian must pay under the terms of the Contracts.

          9.2 Additional Geophysical Work. Phillips shall have the right, but not the obligation, to acquire additional geophysical data, processing and interpretation on and in respect of the Existing Leases and, only with the consent of the farmors or owners, the lands which are subject to the Contracts or within the Prospect Area. Phillips shall share with Pannonian its interpretation of the additional data or processing, and Pannonian shall have the right to access such data, processing and interpretation for its own use. Pannonian's access will be granted only in the offices of Phillips and only upon ten days prior written notice from Pannonian to Phillips. Pannonian shall have no direct ownership of such data, processing or interpretation, and shall keep all such data, processing and interpretation confidential.

          9.3 Indemnification. Phillips shall, to the full extent permitted by applicable law, protect, indemnify, and hold Pannonian harmless against all liens, claims, expenses (including attorneys' fees), actions and causes of action of every kind arising out of or in connection with

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operations and activities conducted or caused to be conducted by Phillips in connection with geophysical data acquisition, Obligation Wells or Option Wells under this Agreement until Pannonian comes back in for its working interest.

     10. Joint Operating Agreement. As to any leasehold interests acquired by Phillips that were subject to a Contract, Phillips shall ratify and join in the joint operating agreements required or provided in such Contract, and shall, if permitted by the concerned Contract, be designated as the Operator. As to any leasehold interest acquired by Phillips in the Existing Leases pursuant to this Agreement, Phillips and Pannonian shall enter into a joint operating agreement in the same form as is provided in the Shenandoah Farmout, with Phillips designated as the Operator.

               As between Phillips and Pannonian, however, no more than an aggregate of twelve drilling operations subject to an authorization for expenditure under the terms of all joint operating agreements applicable to the Prospect Area shall be proposed or in progress at any given time. In addition, as between Phillips and Pannonian, the non-consent penalty if Pannonian does not consent to an operation shall conclusively be deemed to provide a pre-agreed farmout by Pannonian of the concerned wellbore and depth in which the proposed operation will be conducted, such that Phillips will be able to earn by its conduct of the operation all of Pannonian's interest in the wellbore and depth, subject only to the reservation by Pannonian of a 2.5% overriding royalty interest (exclusive of other burdens then in existence), convertible to a 20% working interest at payout. Both the overriding royalty interest and the working interest into which it may be converted at payout shall be subject to proportionate reduction, so that if Pannonian assigns, for example, a 20% interest in the wellbore and concerned depths to Phillips, Pannonian will actually be entitled to a 0.5% overriding royalty, convertible to a 4.0% working interest at payout. The definition of "payout" and timing as to when such payout shall occur as used herein shall be the same as set out in Paragraph 4 of the Shenandoah Farmout.

     11. Titles and Curative Work. Pannonian does not warrant title of any kind, express or implied, with respect to the Existing Leases or any other lease subject to this Agreement, and Pannonian shall not be obligated to perform any curative work or to furnish any materials with respect thereto other than copies of such title opinions and other relevant documents as Pannonian may have in its possession. Nevertheless, any curative work by Phillips shall inure to the benefit of Pannonian and Pannonian shall be promptly furnished copies of all opinions and curative instruments pertaining to such leases.

     12. New Leases and Contracts. Any leasehold interest or right to acquire any leasehold interest within the Prospect Area which may be acquired by or on behalf of Pannonian or Phillips ("Acquiring Party") or any affiliate of Pannonian or Phillips before the Work Commitment under Paragraph 5 is satisfied shall automatically be included in the definition of an Existing Lease, if a leasehold interest, or in the definition of Contract, if a right to acquire a leasehold interest. However, the Acquiring Party shall have the right to retain from such Existing Lease or Contract an overriding royalty equal to the difference between the existing burdens and 19% but in no event less then 1% overriding royalty. Consequently, while there will be no expense reimbursement to the Acquiring Party, any such leasehold interest or right to acquire a leasehold

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interest shall be subject to this Agreement. If Phillips fails to satisfy the
Work Commitment as provided in Paragraph 5, then Phillips shall assign all of its right, title and interest in such Leases and Contracts to Pannonian for a total cash consideration of $5. However, Pannonian has the option to purchase those leases and contracts acquired after the date hereof, Pannonian will reimburse Phillips for it's actual acquisition cost

               Any leasehold interest or right to acquire any leasehold interest within the Prospect Area which may be acquired by or on behalf of Pannonian or Phillips ("Acquiring Party") or any affiliate of Pannonian or Phillips after satisfaction of the Work Commitment is made under Paragraph 5 shall be offered to the other party by written notice promptly following its acquisition. Within 30 days after receiving the Acquiring Party's notice, the other party may notify the Acquiring Party of its election to accept an interest (80% in the case of offers made to Phillips; 20% in the case of offers made to Pannonian) in the concerned leasehold interest or right to acquire leasehold interest. If such notice is given, the Acquiring Party shall, within 21 days after such notice given, assign the appropriate percentage interest in the leasehold interest or right to acquire the leasehold interest to the other party, without warranty of title and without any new overriding royalties, liens or encumbrances, and the other party shall pay to the Acquiring Party its proportionate share of the Acquiring Party's actual purchase price and other out-of-pocket acquisition costs. Any leasehold interest so acquired by both parties shall automatically be added to the joint operating agreement covering the Existing Leases.

Notwithstanding anything to the contrary in this provision, as to any leasehold interest or right to acquire any leasehold interest within the Prospect Area which may be acquired by either Pannonian or Phillips, including, but not limited to, the Proposed Yates Farmout, Proposed Inland Resources Farmout and Hill Leases, neither party can be bound to the terms and conditions of such acquisition without its express written acceptance. Failure to provide to the Acquiring Party such written acceptance within 30 days from receipt of the full disclosure of such acquisition shall be deemed an election not to participate in such acquisition and such acquisition shall not be subject to this Agreement.

This provision shall not apply to acquisition of interests by merger, reorganization, consolidation or the purchase of all or substantially all of the selling party's interest.

     13. Relationship of the parties. Nothing contained in this agreement shall make any party the partner or the joint venturer of any other party, or, except as otherwise expressly provided, make any party the agent or legal representative of any other party, or create any fiduciary relationship between or among them. The parties do not intend to create, and this agreement shall not be construed to create any mining, commercial or other partnership or joint venture.

               No party, nor any of its directors, officers, members, managers, employees, agents and attorneys, or affiliates, shall act for or assume any obligation or responsibility on behalf of another party except as otherwise expressly provided herein, and any such action or assumption by a party's directors, officers, members, managers, employees, agents and attorneys, or affiliates shall be a breach by such party of this agreement. The rights, duties, obligations and liabilities of the parties are several and not joint or collective.

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     14. No Third Party Beneficiary Rights. This agreement is to be construed to benefit the parties and their respective successors and assigns only, and is not to be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

     15. General Provisions.

          15.1 Notices. All notices, payments and other required or permitted communications to a party shall be in writing, and shall be addressed to such party at its address first set forth above, or such other address as the party to be notified may have designated by written notice to the other. All notices shall be given (a) by personal delivery to the party, or (b) by facsimile transmission (if to Pannonian, on 303-771-5477; if to Phillips, on 713-669-2953) from a machine producing a printed transmission report, (c) by registered or certified mail return receipt requested; or (d) by nationally recognized overnight or other express courier service. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.

          15.2 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period as allowed by the concerned Contract or, if the concerned obligation does not arise under a Contract, to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, instructions or requests of any government or governmental entity; inability to obtain on reasonably acceptable terms any public or private permit, approval or other authorization; curtailment or suspension of activities to remedy or avoid a present or prospective violation of environmental laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the party seeking the approval or authorization; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain at reasonable cost, labor, transportation, materials, machinery, equipment, supplies, utilities or services or the inability to mobilize or demobilize the same at reasonable cost; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected party shall promptly give notice to the other parties of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

          15.3 Assignment. Neither this agreement nor any rights under this agreement may be assigned by Phillips to any third party prior to earning an assignment of interest, unless the written consent of Pannonian (which shall not be unreasonably withheld) has first been obtained.

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

               If Pannonian does give such consent, then all of the terms, conditions and covenants of this agreement shall be binding upon and inure to the benefit of the assignee. This agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

          15.4 Entire Agreement. This agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. It may not be modified or amended except in writing executed by both parties.

          15.5 Governing Law. This agreement shall be construed under Utah law.



          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

PANNONIAN ENERGY, INC.                        PHILLIPS PETROLEUM COMPANY



By: /s/ Mark A. Erickson                      By: /s/ B. C. Nolen
   ----------------------------                   -----------------------------
   Mark A. Erickson, President                    B. C. Nolen, Attorney-in-Fact


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